Exhibit 99.1

IPG PHOTONICS ANNOUNCES FIRST QUARTER 2022 FINANCIAL RESULTS
Successful Diversification Across Geographies and Applications Drives Strong Demand, Enhanced by Solid Performance in Electric Vehicle Applications and Emerging Growth Products
OXFORD, Mass. – May 3, 2022 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the first quarter ended March 31, 2022.

	Three Months Ended March 31,
(In millions, except per share data and percentages)	2022	2021	Change
Revenue	$370.0	$345.6	7%
Gross margin	46.4%	47.5%
Operating income	$93.1	$88.8	5%
Operating margin	25.2%	25.7%
Net income attributable to IPG Photonics Corporation	$69.6	$68.1	2%
Earnings per diluted share	$1.31	$1.26	4%

Management Comments
"We are pleased to report another solid quarter with growth driven by higher demand across many diverse applications in Europe, North America and Japan. Increased laser welding adoption, primarily in electric vehicle manufacturing, drove record welding revenue for IPG this quarter," said Dr. Eugene Scherbakov, IPG Photonics' Chief Executive Officer. "As we execute on growth opportunities that diversify our revenue across geographies and applications, such as electric vehicle production, handheld welding and medical products, China's share of revenue decreased to 35% this quarter. Given increased geopolitical risks, we are reducing our reliance on manufacturing in Russia and have stopped new investments in the region while increasing manufacturing capacity in North America and Western Europe."
Financial Highlights
First quarter revenue of $370 million increased 7% year over year. Materials processing sales accounted for 92% of total revenue and increased 7% year over year with higher sales in welding, marking, systems, cleaning and 3D printing, partially offset by lower revenue in cutting and solar cell manufacturing applications. Sales into Other applications increased 9% year over year, driven by the strength in medical, partially offset by lower sales in advanced applications and telecom. Emerging growth products sales accounted for 36% of total revenue.
Revenue in high power continuous wave (CW) lasers declined 2% year over year due to softer demand in high power cutting applications in China that was partially offset by strong growth in welding in the region as well as growth in welding and cutting across most other major regions. Sales of medium power and pulsed lasers improved significantly compared with the prior year, primarily driven by emerging growth products. By region, sales increased 27% in Europe, 5% in North America, and 18% in Japan, and decreased 7% in China on a year-over-year basis.
Earnings per diluted share (EPS) of $1.31 increased by 4% year over year. The effective tax rate in the quarter was 25%. During the first quarter, IPG generated $16 million in cash from operations. Capital expenditures were $25 million and stock repurchases were $79 million in the quarter.

Exhibit 99.1
Business Outlook and Financial Guidance
“First quarter book-to-bill was greater than one and while bookings were at a record level driven by strong demand for electric vehicle battery manufacturing, handheld welding and medical applications, we received several orders that we expect to ship after the second quarter. Our strategy of diversifying revenue sources and geographical exposure is providing us with confidence in the long-term growth strategy for the Company, despite a challenging operating environment. We believe that fiber laser adoption continues across many applications and geographies. To support quicker adoption of our lasers, we are focusing on meeting customers' demands and working on providing solutions with our commitment to quality, innovative technology, reliability and global customer support," concluded Dr. Scherbakov.
For the second quarter of 2022, IPG expects revenue of $355 to $385 million. The Company expects the second quarter tax rate to be approximately 26%. IPG anticipates delivering earnings per diluted share in the range of $0.95 to $1.25.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, trade policy changes and trade restrictions with Russia, the COVID-19 pandemic, product demand, order cancellations and delays, competition, tariffs, and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports filed with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.90, Russian Ruble 84, Japanese Yen 122 and Chinese Yuan 6.35, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the unaudited First Quarter 2022 Financial Data Workbook and Earnings Call Presentation available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, May 3, 2022 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
Eugene Fedotoff
Director of Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Exhibit 99.1
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to our strategy of diversifying revenue sources and geographical exposure that is providing us with confidence in the long-term growth for the Company, fiber laser adoption across many applications and geographies, meeting customers' demands and working on providing solutions with our commitments to quality, innovative technology, reliability and global customer support, as well as revenue, tax rate and earnings guidance for second quarter of 2022. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 22, 2022) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,
	2022	2021
	(In thousands, except per share data)
Net sales	$369,979	$345,585
Cost of sales	198,158	181,594
Gross profit	171,821	163,991
Operating expenses:
Sales and marketing	20,374	18,883
Research and development	33,450	33,339
General and administrative	30,664	30,092
Gain on foreign exchange	(5,810)	(7,165)
Total operating expenses	78,678	75,149
Operating income	93,143	88,842
Other (expense) income, net:
Interest expense, net	(70)	(495)
Other (expense) income, net	(236)	253
Total other expense	(306)	(242)
Income before provision of income taxes	92,837	88,600
Provision for income taxes	23,209	20,378
Net income	69,628	68,222
Less: net income attributable to non-controlling interests	56	95
Net income attributable to IPG Photonics Corporation	$69,572	$68,127
Net income attributable to IPG Photonics Corporation per share:
Basic	$1.32	$1.27
Diluted	$1.31	$1.26
Weighted average shares outstanding:
Basic	52,810	53,541
Diluted	53,100	54,201

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2022	2021
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$642,517	$709,105
Short-term investments	774,161	805,400
Accounts receivable, net	257,464	262,121
Inventories	484,971	460,747
Prepaid income taxes	40,888	36,990
Prepaid expenses and other current assets	82,833	73,320
Total current assets	2,282,834	2,347,683
Deferred income taxes, net	49,942	47,761
Goodwill	39,741	38,609
Intangible assets, net	50,017	52,678
Property, plant and equipment, net	625,366	635,302
Other assets	50,569	48,507
Total assets	$3,098,469	$3,170,540
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$17,459	$18,126
Accounts payable	46,481	55,839
Accrued expenses and other current liabilities	203,579	230,826
Income taxes payable	12,317	8,642
Total current liabilities	279,836	313,433
Other long-term liabilities and deferred income taxes	94,650	93,855
Long-term debt, net of current portion	15,734	16,031
Total liabilities	390,220	423,319
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 55,921,562 and 52,542,466 shares issued and outstanding, respectively, at March 31, 2022; 55,788,246 and 53,010,265 shares issued and outstanding, respectively, at December 31, 2021.	6	6
Treasury stock, at cost, 3,379,096 and 2,777,981 shares held at March 31, 2022 and December 31, 2021, respectively.	(517,260)	(438,503)
Additional paid-in capital	917,693	908,423
Retained earnings	2,536,179	2,466,607
Accumulated other comprehensive loss	(229,369)	(189,951)
Total IPG Photonics Corporation equity	2,707,249	2,746,582
Non-controlling interests	1,000	639
Total equity	2,708,249	2,747,221
Total liabilities and equity	$3,098,469	$3,170,540

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2022	2021
	(In thousands)
Cash flows from operating activities:
Net income	$69,628	$68,222
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,435	23,819
Provisions for inventory, warranty & bad debt	16,142	16,685
Other	6,572	6,421
Changes in assets and liabilities that used cash, net of acquisitions:
Accounts receivable and accounts payable	(5,827)	26,340
Inventories	(50,951)	(20,084)
Other	(42,576)	(33,860)
Net cash provided by operating activities	16,423	87,543
Cash flows from investing activities:
Purchases of property, plant and equipment	(25,177)	(27,421)
Proceeds from sales of property, plant and equipment	428	130
Purchases of short-term investments	(475,435)	(513,564)
Proceeds from short-term investments	505,818	480,163
Acquisitions of businesses, net of cash acquired	(2,000)	—
Other	(1,164)	(2)
Net cash provided by (used in) investing activities	2,470	(60,694)
Cash flows from financing activities:
Principal payments on long-term borrowings	(964)	(946)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	(724)	4,981
Purchase of treasury stock, at cost	(78,757)	(3,048)
Payment of purchase price holdback from business combination	—	(2,624)
Net cash used in financing activities	(80,445)	(1,637)
Effect of changes in exchange rates on cash and cash equivalents and restricted cash	(5,036)	(7,024)
Net (decrease) increase in cash, cash equivalents and restricted cash	(66,588)	18,188
Cash, cash equivalents and restricted cash — Beginning of period	709,105	878,553
Cash, cash equivalents and restricted cash — End of period	642,517	896,741
Supplemental disclosures of cash flow information:
Cash paid for interest	$857	$703
Cash paid for income taxes	$25,423	$21,340

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

	Three Months Ended March 31,
	2022	2021
	(In thousands)
Amortization of intangible assets:
Cost of sales	$1,173	$1,241
Sales and marketing	1,848	2,016
Total amortization of intangible assets	$3,021	$3,257

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION (UNAUDITED)

	Three Months Ended March 31,
	2022	2021
	(In thousands)
Cost of sales	$3,058	$2,626
Sales and marketing	1,209	1,160
Research and development	2,529	2,118
General and administrative	3,162	2,949
Total stock-based compensation	9,958	8,853
Tax effect of stock-based compensation	(2,134)	(1,878)
Net stock-based compensation	$7,824	$6,975

	Three Months Ended March 31,
	2022	2021
	(In thousands)
Tax (detriment) benefit on stock-based compensation	$(1,713)	$5,596